FOR IMMEDIATE RELEASE

CONTACTS:

Stephen D. Axelrod, CFA
Frank Mandelbaum, CEO	Alisa D. Steinberg (Media)
Intelli-Check, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
Tel. (516) 992-1900	Tel. (212) 370-4500 Fax (212) 370-4505
steve@wolfeaxelrod.com
alisa@wolfeaxelrod.com

INTELLI-CHECK, INC. APPOINTS PETER J. MUNDY, CPA AS VICE PRESIDENT OF FINANCE and CFO

Woodbury, NY - March 23, 2007 -- Intelli-Check, Inc. (AMEX: IDN) today announced it has appointed Mr. Peter J. Mundy, CPA, as its Vice President of Finance, Chief Financial Officer, Secretary and Treasurer, effective March 26, 2007. Mr. Mundy has nearly 30-years of senior accounting experience including a strong background in GAAP accounting and public company SEC reporting.

Prior to joining Intelli-Check, Mr. Mundy was Vice President of Finance, Chief Financial Officer, Secretary and Treasurer of Sentry Technology Corporation, a publicly held company in the electronic security industry, and its predecessors since 2001. From 1994 through 2001, Mr. Mundy was Vice President of Finance, Chief Financial Officer, Secretary and Treasurer of Knogo North America Inc., the North American spin-off of Knogo Corporation where he was Vice President - Corporate Controller from 1994 and, prior to such time, Corporate Controller and Controller since 1982. Mr. Mundy commenced his career in 1978 with the accounting firm of Ernst & Whinney (a predecessor to Ernst & Young).

“I am excited to be joining Intelli-Check,” said Mr. Peter Mundy. “I believe my past experience has given me the necessary tools and capabilities to help Intelli-Check continue on the path to growth.”

“On behalf of the board I am pleased to welcome Peter to the Intelli-Check team,” stated Mr. Frank Mandelbaum, Chairman and CEO. “Not only does Peter have substantial public accounting experience, but he brings to us technology industry experience, specifically with firms involved in security and surveillance, making him a key addition to our management team. We believe Peter’s expertise will truly be an important contributor to Intelli-Check’s future success.”

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About Intelli-Check, Inc.

Intelli-Check, Inc. is the acknowledged leader in technology that helps assure the authenticity of driver licenses, state issued non-driver and military identification cards used as proof of identity. Our patented ID-CHECK technology instantly reads, analyzes, and verifies the encoded data in magnetic stripes and barcodes on government-issue IDs from approximately 60 jurisdictions in the U.S. and Canada to determine if the content and format is valid. For more information, please visit www.intellicheck.com.